Exhibit 23(b)


            Consent of Independent Registered Public Accounting Firm


     We consent to the incorporation by reference in this registration statement of Nutrition 21, Inc. on Form S-3 of our report dated August 25, 2004, except for the first paragraph of Note 14, which is as of September 3, 2004, on our audit of the consolidated financial statements and financial statement schedule of Nutrition 21, Inc. as of June 30, 2004 and 2003, and for the years then ended, which report is included in Nutrition 21, Inc.'s Annual Report on Form 10-K for the year ended June 30, 2004. We also consent to the reference to our Firm under the caption "Experts."


                                                     /s/ J. H. Cohn LLP


Roseland, New Jersey
February 17, 2005